20__ Nonstatutory Stock Option (NSO) Agreement

Granted to:        ________________________
Date of Grant:        ____________ ______, 20__
Expiration Date:        ____________ ______, 20__

In accordance with the W. R. Grace & Co. 2018 Stock Incentive Plan (the “Plan”) and the 20__ Nonstatutory Stock Option (NSO) Grant Provisions (the “NSO Grant Provisions”), copies of which are attached, you have been granted an Option to purchase ___________________________ shares of Common Stock, as defined in the Plan (a "Stock Option"), upon the following terms and conditions:

The purchase price is $____________________.

Subject to the other provisions hereof, this Stock Option shall become exercisable as follows:

•	______________________ shares on ______________________________

•	______________________ shares on ______________________________

•	______________________ shares on ______________________________

Once exercisable, an installment may be exercised at any time, in whole or in part, until the expiration or termination of this Stock Option.

This Stock Option may be exercised only by accessing your account at www.etrade.com/stockplans. E*Trade Financial can also be reached by phone at (800) 838-0908 or at (650) 599-0125 if calling from outside the United States and Canada. E*Trade Financial will coordinate the exercise with the Company. The purchase price shall be paid in cash or, with the permission of the Company (which may be subject to certain conditions), in shares of Common Stock or in a combination of cash and such shares (see section 6(a) of the Plan).

With respect to this Stock Option, if you are an executive officer or any other employee of the Company who is subject to stock ownership guidelines (“Company Officers”), then you may elect “Net Settlement” (as defined in the next sentence) upon the exercise of any portion of this Option (which is otherwise vested and exercisable). “Net Settlement” means the satisfaction (at the election of the employee) of the exercise price and tax withholding due in respect to the exercise of any portion of this Option, by delivering shares of the Company’s common stock to the Company, which would otherwise be delivered to the employee upon such exercise.

This Stock Option is granted subject to the Plan and the NSO Grant Provisions and shall be construed in conformity therewith. The Plan and the NSO Grant Provisions are hereby incorporated by reference herein.

Also, the grant, vesting, and exercise of this Stock Option shall be subject to your compliance with the “Restrictive Covenants” within the 20__ NSO Grant Provisions, which are incorporated by reference herein.

Please read, and agree to, and acknowledge this Nonstatutory Stock Option Agreement through E-Trade.

W. R. Grace & Co.

By:    ______________________________

______________________________

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

20__ Nonstatutory Stock Option (NSO) Grant Provisions

Definitions

“Board of Directors”: The Board of Directors of the Company.

“Committee”: The Compensation Committee of the Board of Directors.

“Company”: W. R. Grace & Co., a Delaware corporation and/or, if applicable in the context, one or more of its Subsidiaries.

“Key Person”: Either (i) an employee of the Company or a Subsidiary who, in the opinion of the Committee, has contributed or can contribute significantly to the growth and successful operations of the Company or one or more Subsidiaries, as determined by the Committee, or (ii) a Director or the Company’s Board of Directors. The award of a Stock Option grant to an employee shall be deemed a determination by the Committee that such person is a Key Person.

“Participant”: A Key Person who is a recipient of a Stock Option grant.

“Stock Incentive Plan” (or “Plan”): The W. R. Grace & Co. 2018 Stock Incentive Plan.

“Stock Option”: A “nonstatutory stock option” granted to a Participant under the Plan, as specified by a “20__ Nonstatutory Stock Option (NSO) Agreement.” A Stock Option shall not be treated as an “Incentive Stock Option” (as such term is defined in the Plan).

“Subsidiary”: A corporation, partnership, limited liability company or other form of business association of which shares of common stock or other ownership interests (i) having more than 50% of the voting power regularly entitled to vote for directors (or equivalent management rights) or (ii) regularly entitled to receive more than 50% of the dividends (or their equivalents) paid on the common stock (or other ownership interests), are owned, directly or indirectly, by the Company.

Stock Option Grant

Each Stock Option grant to a Participant is made pursuant to a Nonstatutory Stock Option (NSO) Agreement that specifies the number of stock options granted to the Participant, and such other terms and conditions as the Committee shall approve.

For the avoidance of doubt, a Stock Option shall be granted under the Stock Incentive Plan, and the terms of the provisions under these “20__ Nonstatutory Stock Option (NSO) Grant Provisions,” shall be interpreted in a manner that is consistent with the terms of the Stock Incentive Plan such that the provisions contained in these Provisions shall be in addition to, and not in replacement of, the applicable terms of such Plan, except where explicitly specified otherwise herein.

Termination or Change in Employment Status

A Stock Option shall be exercisable during the lifetime of a Participant, only by the Participant. If the Participant ceases to serve the Company or a Subsidiary, a Stock Option shall terminate as provided in the Plan, subject, however, to the following.

Any other provision of the Plan notwithstanding:

•
In the event of a voluntary cessation of the Participant’s service without the consent of the Committee, any portion of the Stock Option that is vested as of the date of such cessation of service shall terminate as of the 45th day following the date of such cessation of service.

•

If the Participant retires or otherwise ceases employment, and, as of the Participant’s cessation of employment, the Participant has attained the age of 55 but not age 62 (and the sum of the Participant’s age and years of service equals or exceeds 60), then a pro-rated portion of the Stock Option grant (pro-rated as specified in the next sentence) shall vest and become exercisable as of the date of the Participant’s cessation of employment, provided that such portion shall terminate (and no longer be exercisable) the sooner of (1) the date such portion would expire in the normal course or (2) three years after the date of the Participant’s cessation of employment. Such pro-rated portion shall equal the total number of shares underlying the Stock Option grant multiplied by a

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fraction, the numerator of which is the number of whole calendar months elapsed since the date of grant and the denominator of which is the number of whole months in the vesting period.

•
If the Participant retires or otherwise ceases employment prior to the date on which the first installment of the Stock Option grant becomes exercisable and, as of the Participant’s cessation of employment, the Participant has attained age 62, a pro-rated portion of the Stock Option grant (pro-rated as specified in the next sentence) shall vest and become exercisable as of the date of the Participant’s cessation of employment, provided that such portion shall terminate (and no longer be exercisable) the sooner of (1) the date such portion would expire in the normal course or (2) three years after the date of the Participant’s cessation of employment. Such pro-rated portion shall equal the total number of shares underlying the Stock Option grant multiplied by a fraction, the numerator of which is the number of whole calendar months elapsed since the date of grant and the denominator of which is the number of whole calendar months in the vesting period.

•
If the Participant either (1) retires or otherwise ceases employment on or following the date on which the first installment of the Stock Option grant becomes exercisable, and as of the Participant’s cessation of employment, the Participant has attained age 62, or (2) dies or become incapacitated, then the Stock Option grant shall continue to vest and be exercisable in the normal course, provided that the Stock Option grant shall terminate (and no longer be exercisable) three years after the Participant ceases employment.

•	Any portion of the Stock Option grant that does not become exercisable in accordance with the preceding information shall terminate as of the date the Participant ceases employment.

•
Any other provision of this document notwithstanding, if a Participant is terminated from employment by the Company for “cause” (as defined in the next sentence), such Participant shall forfeit all rights to any Stock Option grant. “Cause” means the Participant engaging in actions that are injurious to the Company (monetarily or otherwise), or a Participant’s conviction for any criminal violation involving dishonesty or fraud or any crime which constitutes a felony.

In the event the Participant should become incapacitated or dies and neither the Participant nor the Participant’s legal representative(s) or other person(s) is entitled to exercise the Stock Option grant to the fullest extent possible on or before its termination, then the Company shall pay the Participant, the Participant’s legal representative(s) or such other person(s), as the case may be, an amount of money equal to the Fair Market Value (as defined under the Plan) of any shares remaining subject to the Stock Option grant on the last date it could have been exercised, less the aggregate purchase price of such shares.

A leave of absence, if approved by the Committee, shall not be deemed a termination or change of employment status for the purposes of the Stock Option grant, but, unless the Committee otherwise directs, any cash payment or stock award related to the Stock Option grant that a Participant would otherwise have received shall be reduced ratably in proportion to the portion of the Service Period during which the Participant was on such leave of absence.
Any consent, approval or direction that the Committee may give under this section in respect of an event or transaction may be given before or after the event or transaction.

Treatment of Corporate Acquisitions and Divestments and Extraordinary Events

Consistent with the provisions of the Stock Incentive Plan, in the event acquisitions or divestments, or substantial changes in tax or other laws or in accounting principles or practices, or natural disasters or other extraordinary events, then the Committee may, but shall not be obligated to, amend any Stock Option grant, in any manner the Committee deems appropriate, so that the Participants may earn a cash payment or stock award (as appropriate) consistent with the objectives of the Stock Option grants, as determined by the Committee in its sole discretion.

In addition, for the avoidance of doubt, in the event of a “Change in Control” of the Company (within the meaning of the Plan), the provisions of Plan Section 15 (“Change in Control Provisions”) shall be applicable to the Stock Option grant.

Claw-Back Provisions

Consistent with the terms of section 13(i) of the Stock Incentive Plan, all Stock Option grants (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt, vesting or exercise of any portion of any Stock Option (or of any other “Stock Incentive” as defined by the Plan) or upon the receipt or resale of any shares of Common Stock underlying any Stock Option (or such Stock Incentive) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limiting any claw-back policy adopted to comply with the requirements of

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applicable law, whether or not such claw-back policy was in place at the time of a Stock Option grant (or grant of other such Stock Incentive), to the extent set forth in such claw-back policy and/or any other Nonstatutory Stock Option (NSO) Agreement or any other “Stock Incentive Agreement” (as defined by the Plan).

Code Section 409A

Notwithstanding any other provision of any Stock Option grant agreement or provision described under these “20__ Nonstatutory Stock Option (NSO) Grant Provisions,” Stock Option grants shall be settled in a manner intended to comply with the provisions of Section 409A of the Internal Revenue Code.

Administration and Amendment

The Committee has full and exclusive authority to administer a Stock Option grant, and to interpret the provisions of each 20__ Nonstatutory Stock Option (NSO) Agreement and these 20__ Nonstatutory Stock Option (NSO) Grant Provisions. Decisions of the Committee regarding the interpretation and administration of Stock Option grants shall be final and binding on all parties.

The 20__ Nonstatutory Stock Option (NSO) Agreement and the 20__ Nonstatutory Stock Option (NSO) Grant Provisions may be amended by the Committee, provided that, no amendment or discontinuance of Stock Options shall, without a Participant’s consent, adversely affect his or her rights in any cash payment or stock award related thereto.

General

Nothing in this document or in any instrument executed pursuant hereto shall confer upon a Participant any right to continue in the employ of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate his or her employment with or without cause.

The Company or a Subsidiary may make such provisions as it may deem appropriate for the withholding of any taxes that the Company or a Subsidiary determines it is required to withhold in connection with any Stock Option grant or any cash payment (or stock award) related thereto.

No Stock Option, nor any cash payment or stock award related thereto, or other right thereunder, shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, or by the terms of a Participant’s

Designation of Beneficiary, if any, on file with the Company.

Nothing in a Stock Option grant is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice, or arrangement for the payment of compensation or benefits to employees generally, or to any class or group of employees, which the Company or a Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, group insurance, annual bonus, stock purchase, stock bonus or stock option plan.

No cash amounts paid or stock awarded pursuant to any Stock Option grant shall be included or counted as compensation for the purposes of any employee benefit plan of the Company or a Subsidiary where contributions to the plan, or the benefits received from the plan, are measured or determined in whole or in part, by the amount of the employee’s compensation.

If the Participant is or becomes an employee of a Subsidiary, the Company's obligations hereunder shall be contingent on the Subsidiary's agreement that (a) the Company may administer this Plan on its behalf and, (b) upon the exercise of this Stock Option, the Subsidiary will purchase from the Company the shares subject to exercise at their Fair Market Value on the date of exercise, such shares to be then transferred by the Subsidiary to the Participant upon the Participant’s payment of the purchase price to the Subsidiary. The provisions of this paragraph and the obligations of the Subsidiary so undertaken may be waived by the Company, in whole or in part, at any time or from time to time.

The Chief Executive Officer of the Company may approve such technical changes and clarifications to Stock Option grants as necessary, provided that such changes or clarifications do not vary substantially from the terms and conditions outlined herein.

Restrictive Covenants

1.    Noncompetition

(a)	For a period of __ months after a Participant is no longer employed (for any reason whatsoever) by the Company, the Participant will not, without the prior written consent of an authorized officer of

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the Company, (a) directly or indirectly engage in or (b) assist or have any active interest in (whether as a proprietor, partner, stockholder, officer, director or any type of principal whatsoever; provided that ownership of not more than 2% of the outstanding stock of a corporation traded on a national securities exchange shall not of itself be viewed as assisting or having an active interest), or (c) enter the employment of or act as an agent, broker or distributor for or adviser or consultant to any person, firm, corporation or business entity that is (or is about to become) directly or indirectly engaged in the development, manufacture or sale of any product that competes with or is similar to any product manufactured, sold or under development by the Company at any time while the Participant is employed by the Company, in any area of the world in which such product is, at the time the Participant ceases to be employed, manufactured or sold by the Company; provided that this restriction shall apply only with respect to the products with whose development, manufacture, or sale the Participant was concerned or connected with in any way during the __-month period immediately prior to the Participant’s ceasing to be an employee of the Company.

(b)
The Participant hereby acknowledges and confirms that the business of the Company extends throughout substantial areas of the world. During the course of the Participant’s employment with the Company, the Participant’s involvement with the business of the Company may vary as to products and geographic area. It is the Company’s practice to enforce this noncompetition covenant only to the extent necessary to protect the Company’s legitimate interests commensurate with the Participant’s involvement with the business of the Company during the Participant’s employment, and the Participant acknowledges and confirms that the Company may enforce this noncompetition covenant consistent with such practice.

2.    Nonsolicitation of Customers
The Participant agrees that during the __-month period immediately following cessation of the Participant’s employment with the Company for any reason whatsoever, the Participant shall not, on the Participant’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, without the prior written consent of an authorized officer of the Company, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospect of the Company, or any representative of any customer or prospect of the Company, with a view to sell or provide any product, equipment, or service competitive or potentially competitive with any product, equipment, or service sold or provided or under development by Company during the __ months immediately preceding cessation of the Participant’s employment with the Company; provided that the restrictions set forth in this paragraph shall apply only to customers or prospects of the Company, or representatives of customers or prospects of the Company, with whom the Participant had contact during such __-month period. The actions prohibited by this covenant shall not be engaged in by the Participant directly or indirectly, whether as manager, salesman, agent, sales or service representative, engineer, technician or otherwise.

3.     Nonsolicitation of Employees
The Participant agrees that during the __-month period immediately following cessation of the Participant’s employment with the Company for any reason whatsoever, the Participant shall not, on the Participant’s behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, without the prior written consent of an authorized officer of the Company, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee of the Company (with whom the Participant had contact or supervised during the term of the Participant’s employment with the Company) to terminate their employment relationship with the Company or to perform services for any other person, firm, corporation or business organization or entity.

4.    Participant Acknowledgement
The Participant acknowledges that were the Participant to breach the provisions of any of

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these restrictive covenants, the injury to the Company would be substantial, irreparable, and impossible to measure and compensate in money damages alone. The Participant therefore agrees that, in addition to provable damages, the Company may seek, and agrees that a court of competent jurisdiction should grant, preliminary and permanent injunctive relief prohibiting any conduct by the Participant that violates any of these covenants.

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